EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the inclusion in the Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (Nos. 333-231951 and 333-234673) of our report dated March 14, 2019, relating to the consolidated financial statements of Emerald Bioscience, Inc. and Subsidiaries, formerly Nemus Bioscience, Inc. and its subsidiary, (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern) for the years ended December 31, 2018 and 2017. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of said Registration Statement.

/s/ Mayer Hoffman McCann P.C.

Irvine, California

December 23, 2019